For Immediate Release

Investor Relations Contact:                                    Media Contact:
Justin R. Victoria                                             Lowell B. Weiner
(973) 660-5340                                                 (973) 660-5013

                                  Wyeth Reports

                            Earnings Results for the

                               2003 First Quarter


Madison, New Jersey, April 23, 2003 - Wyeth (the Company) (NYSE: WYE) today reported net revenue and earnings results for the 2003 first quarter. Worldwide net revenue increased 1% in the 2003 first quarter. Excluding the impact of foreign exchange, worldwide net revenue decreased 2% for the 2003 first quarter.

Net income and diluted earnings per share for the 2003 first quarter increased to $1,277.9 million and $0.96 compared with $871.9 million and $0.65 in the prior year. In the 2003 first quarter, the Company recorded a gain of $860.6 million ($558.7 million after-tax and $0.42 per share-diluted) from the sale of the remaining 31,235,958 shares of its Amgen common stock holdings. Excluding the gain on Amgen shares, net income and diluted earnings per share decreased 18% and 17%, respectively, to $719.2 million and $0.54 compared with


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the 2002 first quarter. Net income for the 2003 first quarter, excluding the gain on Amgen shares, was impacted by higher cost of goods sold as a percentage of net revenue, higher research and development expenses and lower other income.

The higher cost of goods sold, as a percentage of net revenue, is attributable to higher manufacturing costs and a change in product mix. Less profitable product mix for the 2003 first quarter is mainly attributable to decreased sales of higher margin products, including the Premarin family of products and Cordarone I.V., and higher sales of lower margin products such as Protonix and Zosyn.


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Segment Information
-------------------
The following table sets forth worldwide net revenue by operating segment together with the percentage changes from the comparable period in the prior year:

                                    Three Months ended 3/31/03
                                   ----------------------------
Operating Segment                  ($ in 000's)        Increase
----------------------             ------------        --------

Human Pharmaceuticals               $2,975,058              -

Animal Health Products                 181,995             13%
                                   ------------        --------

  Pharmaceuticals                    3,157,053              -

  Consumer Healthcare                  532,004              8%
                                   ------------        --------

Total                               $3,689,057              1%
                                   ============        ========



     Pharmaceuticals
     ---------------
Worldwide pharmaceutical net revenue was flat for the 2003 first quarter. Excluding the impact of foreign exchange, worldwide pharmaceutical net revenue decreased 3% for the 2003 first quarter.

     Human Pharmaceuticals
     ---------------------
Worldwide human pharmaceutical net revenue was flat as a result of higher sales of Effexor XR (substantial global growth), Protonix (strong prescription volume growth), and Prevnar (reflecting consistent increased manufacturing capability) being offset by lower sales of the Premarin family of products and Cordarone I.V. (market exclusivity


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ended October 2002). Excluding the impact of foreign exchange, worldwide human pharmaceutical net revenue decreased 3% for the 2003 first quarter.

     Animal Health Products
     ----------------------
Worldwide animal health product net revenue increased 13% for the 2003 first quarter. The increase in sales of animal health products was due primarily to higher domestic sales of the Company's West Nile - Innovator biological vaccine for horses. Excluding the impact of foreign exchange, worldwide animal health product net revenue increased 11% for the 2003 first quarter.

     Consumer Healthcare
     -------------------
Worldwide consumer healthcare net revenue increased 8% for the 2003 first quarter due primarily to sales of Alavert (introduced in the 2002 fourth quarter) and higher sales of cough/cold/allergy products offset, in part, by lower sales of Centrum. Excluding the impact of foreign exchange, worldwide consumer healthcare net revenue increased 5% for the 2003 first quarter.


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Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, the impact of competitive or generic products, product liability and other types of lawsuits, the impact of legislative and regulatory compliance and obtaining approvals, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the first quarter. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's website at www.wyeth.com and clicking on the "Investor Relations" icon. Also, for recent announcements and additional information including product sales information, please refer to the Company's website.


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The comparative results of operations are as follows:
(In thousands except per share amounts)

                                                       Three Months Ended
                                                   ---------------------------
                                                   3/31/2003        3/31/2002
                                                   ----------       ----------
Net Revenue                                        $3,689,057       $3,643,521

Cost of Goods Sold                                    928,304          802,179

Selling, General and Administrative Expenses        1,291,470        1,270,284

Research and Development Expenses                     513,514          480,206

Interest Expense, Net                                  27,000           53,338

Other Expense (Income), Net                             6,735          (84,648)

Gain on Sale of Amgen Shares                         (860,554)             -
                                                   ----------       ----------

Income before Federal and Foreign Taxes             1,782,588        1,122,162

Provision for Federal and Foreign Taxes               504,706          250,242
                                                   ----------       ----------

Net Income (1)                                     $1,277,882         $871,920
                                                   ==========       ==========


Basic Earnings Per Share                                $0.96            $0.66
                                                   ==========       ==========

Average Number of Common Shares Outstanding
    During Each Period - Basic (2)                  1,327,131        1,323,940

Diluted Earnings Per Share (1)                          $0.96            $0.65
                                                   ==========       ==========

Average Number of Common Shares Outstanding
    During Each Period - Diluted (2)                1,331,413        1,338,507


(1) The 2003 first quarter net income and diluted earnings per share were $1,277,882 and $0.96 compared with $871,920 and $0.65 in the prior year. The 2003 first quarter net income and diluted earnings per share included a gain of $860,554 ($558,694 after-tax and $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings. Excluding the Amgen gain from the 2003 first quarter results, net income and diluted earnings per share for the 2003 first quarter decreased 18% and 17%, respectively, to $719,188 and $0.54 compared with the 2002 first quarter.

(2) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.